UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 1, 2009

XETA Technologies, Inc.

(Exact name of registrant as specified in its charter)

Oklahoma	0-16231	73-1130045
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1814 West Tacoma, Broken Arrow, Oklahoma		74012
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:        918-664-8200

(Former name or address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)           On December 1, 2009, upon recommendation of its Nominating and Governance Committee, the Board of Directors of XETA Technologies, Inc. (the “Company”) appointed Mr. Eric Grimshaw to the Company’s Board.  He will serve on the Board’s Nominating and Governance Committee.  Mr. Grimshaw fills an existing vacancy on the Board.

Mr. Grimshaw is Vice President, Associate General Counsel and Corporate Secretary of ONEOK, a Fortune 500 energy services company which is publicly traded on the New York Stock Exchange.  Prior to joining ONEOK in 2002, he was vice president, general counsel and corporate secretary to Syntroleum Corporation from 1997 to 2002.  Mr. Grimshaw holds a juris doctor degree from the University of Tulsa and was a partner in the Tulsa law firm of Pray Walker prior to joining Syntroleum.

Mr. Grimshaw will receive the Company’s standard compensation for non-employee directors of $25,000 per year and an option to purchase 10,000 shares of the Company’s common stock.  The option, which was granted on December 1, 2009 under the Company’s 2004 Omnibus Stock Incentive Plan, has an exercise price of $2.70 per share, vests three years after its date of grant and expires six years after its date of grant.

There are no related person transactions under Item 404(a) of Regulation S-K between the Company and Mr. Grimshaw.

Item 8.01  Other Events.

The Company issued a news release on December 2, 2009 regarding the appointment of Mr. Grimshaw to the Company’s Board of Directors.  A copy of the news release is included as Exhibit 99.1 to this report.

Item 8.01, including Exhibits 99.1, is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01  Financial Statements and Exhibits.

(d)      Exhibits

99.1 – Press Release dated December 2, 2009 entitled “XETA Technologies Names Eric Grimshaw to the Board”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XETA Technologies, Inc.
(Registrant)

Dated: December 2, 2009	By	/s/Robert Wagner
Robert B. Wagner, Chief Financial Officer